EXHBIT 99.1 65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE:	CONTACT:
Danielle M. DiPirro
Corporate Communications Specialist
(301) 944-1877
ddipirro@genvec.com

GENVEC REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

GAITHERSBURG, MD – August 6, 2009 – GenVec, Inc. (Nasdaq: GNVC) today announced its financial results for the second quarter ended June 30, 2009.

GenVec reported a net loss of $4.8 million ($0.05 per share) for the three months ended June 30, 2009 compared to a net loss of $6.6 million ($0.08 per share) in the comparable quarter of 2008. For the six months ended June 30, 2009, GenVec’s net loss was $10.5 million ($0.12 per share), compared to a net loss of $12.8 million ($0.17 per share) for the six months ended June 30, 2008.

Revenues for the three-month and six-month periods ended June 30, 2009 were $3.8 million and $7.6 million, respectively, compared to revenues of $3.9 million and $7.6 million in the comparable prior year periods. For the three-month and six-month periods ended June 30, 2009 we experienced decreases in revenues associated with our FMD and malaria programs, partially offset by increased revenue associated with our HIV program, as compared to the comparable prior year periods.  Lower revenues under both the FMD and malaria programs in each period are due mainly to the scope of work performed in the current periods as compared to the prior year. Also contributing to the lower revenue under the malaria program for the six-month period is the limited work conducted prior to the signing of the 2009 contract at the end of March 2009. The increase in revenue associated with our HIV program in each period is due mainly to increased research and process development efforts as compared to the comparable prior year periods.

Operating expenses were $8.6 million and $17.8 million for the three-month and six-month periods ended June 30, 2009, respectively, representing decreases of 20 percent and 14 percent as compared to $10.6 million and $20.8 million in the comparable prior year periods. The decrease in both periods is primarily due to lower personnel costs, reduced patient, site, lab, data management, monitoring and materials costs related to our TNFerade™ program, reduced materials costs related to our funded programs, and reduced general lab materials and supplies.  Also contributing to the decrease are lower professional, facility, and recruiting costs.  These decreases are partially offset in both periods by increases related to the manufacturing costs of TNFerade arising from the letter agreement and subsequent termination of our Cobra contract and increases related to manufacturing costs related to our FMD program as compared to the prior year periods.

GenVec ended the second quarter of 2009 with $12.6 million in cash and investments.

“Based on existing contracts and collaborations, we anticipate revenues for 2009 will be between $15.0 million and $18.0 million. We project our cash burn to be between $8.0 million and $11.0 million for the 12 months ending June 30, 2010,” commented Douglas J. Swirsky, GenVec’s Senior Vice President and Chief Financial Officer. “In spite of the difficult economic times, GenVec continues to make strides in its therapeutic and vaccine programs. We look forward to sharing additional data from our pivotal trial in locally-advanced pancreatic cancer early next year.”

Second Quarter and Recent Highlights

TNFerade for Cancer

•	As of July 31, 2009, 262 patients have been enrolled in the GenVec’s pivotal PACT trial.

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GenVec presented data on its PACT trial at the annual meeting of the American Society for Clinical Oncology. The poster, entitled “Multi-Center Randomized Controlled Phase III Clinical Trial using TNFerade™ with Chemoradiation in Patients with Locally Advanced Pancreatic Cancer: Interim Analysis of Overall Survival,” reported on results of an interim analysis from the PACT trial.

•	In June 2009, GenVec terminated its manufacturing agreement and its associated services schedule with Cobra BioManufacturing.

Vaccine Programs

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GenVec expanded an existing contract with the PATH Malaria Vaccine Initiative (MVI) to support the development of vaccines to fight malaria through MVI and USAID funding. This contract is valued at approximately $2 million over two years.

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GenVec received a Small Business Innovation and Research (SBIR) grant from the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) to support the Company’s malaria vaccine program. This grant, valued at approximately $600,000 over two years, will be used to identify new immunogenic antigens for malaria vaccine development.

Other Developments

•	GenVec strengthened its cash position by raising $6.0 million from a single institutional investor. Proceeds of this transaction, net of offering costs, totaled $5.5 million.

Conference Call Information

GenVec will hold a conference call at 10:00 a.m. EDT on Friday, August 7, 2009 to discuss the Company’s second quarter results. To listen to the live conference call, please dial 888-679-8033 (U.S. or Canada) or 617-213-4846 (international) and use access code 57544597. Participants may pre-register for the call anytime at: https://www.theconferencingservice.com/prereg/key.process?key=PNU6FNDG6. Pre-registrants will be issued a PIN number to use when dialing into the live call, which will provide quick access to the conference. An audio replay of the conference call will be available starting at 1:00 p.m. on August 7, 2009 through August 14, 2009. To listen to the audio replay, dial 888-286-8010 (U.S. or Canada) or 617-801-6888 (international) and use access code 93256887.

A live webcast of the conference call will be available on the Company’s website and will be archived for 30 days. To access the webcast or the replay, go to www.genvec.com, click on “Investor Relations,” and click on “Webcasts and Data.”

About GenVec

GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec’s lead product, TNFerade™, is currently in a pivotal clinical study (PACT) in locally advanced pancreatic cancer. TNFerade has also been and is currently being evaluated for its potential use in the treatment of several other cancers, including esophageal cancer, rectal cancer, and head and neck cancer. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), and HSV-2. Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to certain of our product candidates being in early stages of development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

 (Tables to Follow)

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Revenue	$3,781	$3,863	$7,576	$7,592

Operating expenses:
Research and development	7,096	8,356	14,385	16,049
General and administrative	1,453	2,289	3,383	4,729
Total operating expenses	8,549	10,645	17,768	20,778

Loss from operations	(4,768)	(6,782)	(10,192)	(13,186)
Interest income	8	156	35	417
Interest expense, net	(52)	73	(65)	(48)
Other	3	3	(268)	7

Net loss	$(4,809)	$(6,550)	$(10,490)	$(12,810)

Basic and diluted loss per share	$(0.05)	$(0.08)	$(0.12)	$(0.17)

Shares used in computing basic and diluted net loss per share	92,053	78,707	90,356	77,073

GenVec, Inc. Selected Balance Sheet Information (in thousands)
	June 30, 2009	December 31, 2008
	(Unaudited)

Cash and investments	$12,628	$17,357
Working capital	8,260	11,728
Total assets	16,014	22,767
Stockholders’ equity	9,192	13,091

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